EXHIBIT 99.1

Hi-Tech Pharmacal Reports Sales of $52.0 Million and EPS of $0.44 for the First Quarter Ended July 31, 2012

AMITYVILLE, N.Y. - September 5, 2012 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the Company’s fiscal first quarter ended July 31, 2012.

Quarterly Results

Net sales for the three months ended July 31, 2012 were $52,043,000, a decrease of $4,168,000 or 7% compared to the net sales of $56,211,000, for the three months ended July 31, 2011.

Net sales for generic pharmaceuticals for the three months ended July 31, 2012 were $45,922,000, a decrease of $3,047,000 or 6%, compared to sales of $48,969,000 for the respective prior fiscal period. The decrease was primarily due to lower sales of Fluticasone Propionate nasal spray. Sales of Fluticasone decreased to $22,000,000 from $26,200,000 in the comparable quarter as the Company sold more units at a lower average price. Sales of Dorzolamide ophthalmic products also declined with both unit and pricing decreases. These declines were partially offset by sales of new products such as Lidocaine 5% ointment, launched in March 2012.

ECR Pharmaceuticals contributed $3,095,000 to sales in the current period, a decrease of $612,000 or 17%, compared to sales of $3,707,000 for the respective fiscal 2012 period. The decrease was primarily due to the discontinuation of the Lodrane® line of antihistamines which the Company stopped shipping August 31, 2012. Sales of discontinued Lodrane® products totaled approximately $2,400,000 for the three months ended July 31, 2011. Increased sales of Bupap® and Dexpak®, in addition to sales from newly acquired brands Tussicaps® and Orbivan®, partially offset the decrease in sales for the current period.

Net sales for the Health Care Products division, which markets the Company’s OTC branded products, were $3,026,000, a decrease of $509,000 or 14%, compared to $3,535,000 reported for the same period last year. The decrease was primarily due to consumer discounts and promotional pricing on the Nasal Ease® brand, which were part of the launch plan in major retail chains. These declines were partially offset by sales of our new product Sinus Buster®, acquired March 2012.

Cost of goods sold increased to $26,722,000, or 51% of net sales, for the three months ended July 31, 2012 from $22,975,000, or 41% of net sales, for the three months ended July 31, 2011. The increase in cost of goods sold as a percentage of net sales is primarily due to pricing declines for Fluticasone Propionate nasal spray and Dorzolamide ophthalmic products. Additionally, consumer discounts lowered margins in the HCP division.

Research and product development costs for the three months ended July 31, 2012 increased to $4,472,000, compared to $3,399,000 for the same period ended July 31, 2011. The Company has increased spending on internal projects for the generic division, which include four projects that require clinical trials. Three of these projects requiring clinical trials were undertaken in partnership with other companies. Spending included licensing fees and expenses paid to third parties for the new product requiring clinical trials.

Selling, general and administrative expense increased to $10,631,000 from $8,796,000 for the three months ended July 31, 2012 and 2011, respectively. This increase is primarily related to the cost of contract sales representatives hired during fiscal 2012 in the ECR subsidiary to expand its presence in new areas in the country. These contracts were terminated at the end of July 2012. Increased advertising in the Health Care Products division also contributed to the increase in selling, general and administrative expense.

Amortization expense for the quarter ended July 31, 2012 increased to $1,757,000 from $775,000, a 127% increase compared to the same fiscal 2011 period. The increase was due to intangible asset purchases over the last year which includes acquisitions of Tussicaps® and Sinus Buster®.

For the three months ended July 31, 2012, the Company recorded net income of $6,004,000, or $0.44 per diluted share, compared to net income of $13,773,000, or $1.05 per diluted share, for the same period in the prior year.

David Seltzer, President and CEO, commented on the results: “This quarter was weaker than recent quarters for Hi-Tech, but we still anticipate growth in all of our businesses this year. Our investment in additional R&D projects is helping to build the strongest pipeline in the Company’s history."

Conference call information

To access the conference call, dial toll free 866-383-8008, or 617-597-5341 for international callers, five minutes before the conference. The passcode of the conference call is 61614295.

A replay of the conference call will be available after 12:00 p.m. on September 5, 2012, for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The passcode for the replay is 12823717. The call can also be accessed on the Investor Relations page on the Company’s website www.hitechpharm.com.

Other Information

Hi-Tech currently has fourteen products awaiting approval at the FDA, targeting brand and generic sales of over $1.5 billion, including one product for which the Company has a financial interest which was filed by another company. In addition, Hi-Tech has approximately twenty products in active development targeting brand sales of over $3 billion, including sterile ophthalmic products, oral solutions and suspensions and solid dosage forms.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

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This press release contains certain future projections and forward-looking statements (statements which are not historical facts) with respect to the anticipated future performance of Hi-Tech made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such future projections and forward-looking statements are not assurances, promises or guarantees and investors are cautioned that all future projections and forward-looking statements involve significant business, economic and competitive risks and uncertainties, many of which are beyond Hi-Tech's ability to control or estimate precisely, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results, loss of customers or employees, the possibility that legal proceedings may be instituted against Hi-Tech and other results and other risks detailed from time to time in Hi-Tech’s filings with the Securities and Exchange Commission. The actual results will vary from the projected results and such variations may be material. These statements are based on management's current expectations and assumptions concerning the future performance of Hi-Tech and are naturally subject to uncertainty and changes in circumstances. No representations or warranties are made as to the accuracy or completeness of any of the information contained herein, including, but not limited to, any assumptions or projections contained herein or forward-looking statements based thereon. We caution you not to place undue reliance upon any such forward-looking statements which speak only as of the date made, except to the extent specifically dated as of an earlier date. Hi-Tech is under no obligation, and expressly disclaims any such obligation, to update, alter or correct any inaccuracies herein, whether as a result of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.

William Peters, CFO

(631) 789-8228

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	Three Months Ended
	(Unaudited)	(Unaudited)
	7/31/2012	7/31/2011
Net sales	$52,043,000	$56,211,000
Cost of goods sold	26,722,000	22,975,000

Gross profit	25,321,000	33,236,000

Selling, general and administrative expenses	10,631,000	8,796,000
Amortization expense	1,757,000	775,000
Research and product development costs	4,472,000	3,399,000
Royalty income	(635,000)	(566,000)
Contract research income	—	(27,000)
Interest expense	156,000	15,000
Interest income and other	(46,000)	(24,000)
Total	$16,335,000	$12,368,000

Income before income taxes	8,986,000	20,868,000
Provision for income taxes	2,982,000	7,095,000

Net income	$6,004,000	$13,773,000

Basic earnings per share	$0.46	$1.08

Diluted earnings per share	$0.44	$1.05

Weighted average common shares outstanding – basic	13,069,000	12,726,000

Effect of potential common shares	481,000	423,000
Weighted average common shares outstanding – diluted	13,550,000	13,149,000

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